EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
CANNON ACQUISITION CORPORATION
and
COLLEGIATE FUNDING SERVICES, INC.
Dated as of December 14, 2005

- i -

- ii -

- iii -

INDEX OF DEFINED TERMS

Acquisition Proposal	30
Action	12
affiliate	42
Agreement	1
Antitrust Law	35
beneficial owner	42
beneficially owned	42
Book-Entry Shares	5
business day	42
By-Laws	7
Certificate of Incorporation	7
Certificate of Merger	2
Certificates	5
Change in Recommendation	39
Closing	2
Closing Date	2
Code	13
Common Stock	3
Company	1
Company Disclosure Schedule	6
Company Employees	13
Company Plans	13
Company Requisite Vote	8
Company Securities	8
Company Sponsored Asset Securitization Transaction	21
Company Stock Plan	7
Confidentiality Agreement	30
Contract	9
control	42
controlled	42
controlled by	42
Costs	33
Current Employee	32
DGCL	1
Dissenting Shares	4
DOJ	35
Effective Time	2
Eligible Lender Trustee	19
employee benefit plan	12
ERISA	12
Exchange Act	9
FFELP Loans	19
Foreign Antitrust Laws	9
FTC	35
generally accepted accounting principles	42
Governmental Entity	9
Higher Education Act	10
HSR Act	9
Indemnified Parties	33
Intellectual Property	17
IRS	13
knowledge	43
Liabilities	12
Licenses	10
Liens	15
Lightyear Entities	1
Material Adverse Effect	7
Material Contract	18
Merger	1
Merger Consideration	3
Merger Sub	1
Multiemployer Plan	12
Option	3
Parent	1
Parent Material Adverse Effect	23
Parent Plan	32
Paying Agent	4
Permitted Liens	15
person	43
Preferred Stock	7
Private Loans	19
Proxy Statement	16
Representatives	30
Restricted Shares	3
Sarbanes-Oxley Act	11
SEC	10
SEC Reports	10
Securities Act	10
Securitization Documents	21
Shares	3
Stockholder Agreement	1
Stockholders Meeting	28
Student Loan Portfolio	19
subsidiaries	43
subsidiary	43

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Successfully Completed Application	19
Surviving Corporation	1
Tax Return	16
Taxes	16
Termination Date	38
Termination Fee	39
Third Party Confidentiality Agreements	30
under common control with	42
Unsolicited Acquisition Proposal	31

-vi-

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2005 (this “Agreement”), among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Parent”), CANNON ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and COLLEGIATE FUNDING SERVICES, INC., a Delaware corporation (the “Company”).
     WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;
     WHEREAS, in connection with the execution and delivery of this Agreement by the parties hereto, The Lightyear Fund, L.P. and Lightyear Co-Invest Partnership, L.P. (together, the “Lightyear Entities”) are entering into a Stockholder Support Agreement (the “Stockholder Agreement”), dated as of the date hereof, with Parent, in the form attached hereto as Exhibit C, pursuant to which such entities agree, among other things, to vote all of the Shares (as defined herein) beneficially owned by them in favor of the Merger; and
     WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     SECTION 1.1   The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     SECTION 1.2   Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and/or time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”).
     SECTION 1.3   Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     SECTION 1.4   Certificate of Incorporation; By-Laws. (a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.
     (b) At the Effective Time, the by-laws of the Company shall be amended so as to read in their entirety as is set forth on Exhibit B annexed hereto, and, as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.
     SECTION 1.5   Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
     SECTION 2.1   Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

     (a) Each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) (all issued and outstanding shares of the Common Stock being hereinafter collectively referred to as the “Shares” ) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(b), any Dissenting Shares (as defined in Section 2.3(a)) and any Shares beneficially owned by any direct or indirect wholly-owned subsidiary of Parent or the Company (which Shares shall remain outstanding, except that the number of such Shares owned by such subsidiaries may be adjusted following the Merger to maintain relative ownership percentages) shall be converted into the right to receive $20.00 in cash (the “Merger Consideration”), payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding taxes;
     (b) Each Share held in the treasury of the Company and each Share owned by Parent immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
     (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
     SECTION 2.2   Treatment of Options and Restricted Shares. (a) The Company shall provide that, as of the Effective Time, each option to purchase shares of Common Stock (an “Option”) granted under any Company Stock Plan that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled and the holder thereof shall be entitled to receive, as soon as practicable after the Effective Time (but in no event later than 5 business days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of shares of Common Stock previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Option, less any required withholding taxes.
     (b) The Company shall provide that, as of the Effective Time, each Share granted subject to vesting or other restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions and at the Effective Time the holder thereof shall, subject to and in accordance with this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.
     (c) Prior to the Effective Time, the Company shall, or shall cause its Board of Directors and/or the Compensation Committee thereof to, take all actions necessary, including any amendment to any Company Stock Plan, to permit the cancellation of the Options and the vesting of any Restricted Shares as provided in this Section 2.2.
     SECTION 2.3   Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon.
     (b) The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.
     SECTION 2.4   Surrender of Shares. (a) Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with the Company’s transfer agent, or such other bank, trust company or other entity qualified to serve as a paying agent as Parent may select that is reasonably acceptable to the Company, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.
     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry

Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.
     (c) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
     (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.
     (e) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares, Options and Restricted Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined below) laws, and any such amount so deducted or withheld shall be treated for all purposes hereunder as having been paid to such holder. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Options and Restricted Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

     (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) and except as disclosed in the SEC Reports (as defined below) filed prior to the date of this Agreement:
     SECTION 3.1   Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority, would not, individually or in the aggregate reasonably be expected to result in a Material Adverse Effect (as defined below). Section 3.1 of the Company Disclosure Schedule sets forth a true and accurate list of the Company’s subsidiaries. Each of the Company and its subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All subsidiaries of the Company are directly or indirectly wholly owned by the Company. “Material Adverse Effect” means any change, effect, event or occurrence that would be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect to the extent resulting from (i) changes in general economic conditions, (ii) changes in laws, rules or regulations (in each case, including changes to tax laws, rules or regulation) or the interpretations thereof affecting the Company, (iii) general changes or developments in the industries in which the Company and its subsidiaries operate; (iv) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, partners, financing sources or employees of the Company and its subsidiaries to the extent due to the announcement of this Agreement or the identity of the parties to this Agreement, or any actions or omissions required by the express terms of this Agreement, including compliance with the covenants set forth herein or (v) changes in any applicable accounting regulations or principles.

     SECTION 3.2   Certificate of Incorporation and By-Laws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the second amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the amended and restated by-laws (the “By-Laws”) of the Company as currently in effect. The Certificate of Incorporation and By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or By-Laws in any material respect.
     SECTION 3.3   Capitalization. The authorized capital stock of the Company consists of (i) 120,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of December 13, 2005, (i) 32,357,385 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) an aggregate of 2,469,364 shares of Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company’s Stock Incentive Plan (the “Company Stock Plan”) and (iii) no shares of Preferred Stock were outstanding. From the close of business on December 13, 2005 until the date of this Agreement, no Options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Common Stock issued pursuant to the exercise of Options already outstanding as of such date in accordance with their terms. Except as otherwise set forth above, as of the date hereof: (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants, registration obligations or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. Other than its subsidiaries, the Company does not have any equity investment in any Person. Each of the outstanding shares of capital stock, voting securities or other equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Notwithstanding any other provision of this Agreement, in no event shall the number of Shares outstanding, or issuable pursuant to outstanding options, warrants, share equivalents or securities of any kind convertible or exchangeable into Shares or other rights with respect to Shares, exceed 34,839,609 in the aggregate as of immediately prior to the Effective Time. No subsidiary of the Company owns any capital stock of the Company. Section 3.3 of the Company Disclosure Schedule sets forth a true and correct list as of the date hereof of all holders of

Options, the number of Shares issuable pursuant to each Option held by each such holder and the exercise price per Share thereof.
     SECTION 3.4   Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement at the Stockholders Meeting by (a) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and (b) the affirmative vote of the holders of a majority of shares of Common Stock present, in person or by proxy, at the Stockholders Meeting and voted “for” or “against” the adoption of this Agreement or with respect to which there is submitted an abstention in respect of the proposal to adopt the Agreement, other than shares owned by the Lightyear Entities or by the executive officers of the Company (both (a) and (b), the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Board of Directors of the Company has approved and declared advisable, and has resolved to recommend that the Company’s stockholders adopt, this Agreement. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.
     SECTION 3.5   No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable constituent or organizational documents of any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a right or benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the Nasdaq National Market, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.6   Compliance. (a) Neither the Company nor any of its subsidiaries is in violation of, and since January 1, 2003, each of the Company and its subsidiaries has conducted its business only in compliance with, any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation or non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company and its subsidiaries is, and since January 1, 2003, has conducted its business, in compliance with the Higher Education Act of 1965, as amended and the published rules, regulations and interpretations of the DOE thereunder or thereof (collectively, the “Higher Education Act”) and the published rules and requirements of all guaranty agencies with which the Company or its subsidiaries has a guaranty agreement in effect as of the date hereof (each such guaranty agency, an “Applicable Guaranty Agency”) under the Higher Education Act and, since January 1, 2003, none of the Company or any of its subsidiaries has been notified in writing by any Governmental Authority or Applicable Guaranty Agency of any potential failure or alleged failure to so comply.
     SECTION 3.7   SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 15, 2004, including the Company’s final prospectus dated July 15, 2004, in connection with its initial public offering (all such forms, reports, statements, certificates and other documents filed since July 15, 2004, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC have been prepared, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, if and when filed, will be prepared, in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2005 have been, or if not filed prior to the date hereof, will be, prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).
     (c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market.
     (d) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.
     (e) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (f) To the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Sections 302 and 404 of the Sarbanes-Oxley Act, when due.
     SECTION 3.8   Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. Since September 30, 2005, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been: (a) any change, event or occurrence which has had, individually or in the aggregate, a Material Adverse Effect; (b) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a direct or indirect wholly-owned subsidiary of the Company to the Company or to another direct or indirect wholly-owned subsidiary of the Company; (c) prior to the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries; (d) prior to the date of this Agreement, (i) any granting by the Company or any of its subsidiaries to any of their directors, officers or employees of any increase in compensation, except for increases in the ordinary course of business or increases required under any Company Plan, (ii) any granting to any director, officer or employee of the Company or its subsidiaries of the right to receive any severance or termination pay not provided for under any Company Plan, or (iii) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, change in control or compensation agreement or arrangement with any director, officer or employee of the Company or its subsidiaries, or any material amendment of any Company Plan; (e) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (f) prior to the date of this Agreement, any material Tax election made, changed or revoked by the Company or any of its subsidiaries, any surrender of a right to claim a material Tax refund or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries; or (g) prior to the date of this Agreement, any material change in tax accounting principles by the Company or any of its subsidiaries, except insofar as may have been required by applicable law. Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) (“Liabilities”), except for those Liabilities that (i) are accrued or reserved against in the most recent consolidated balance sheet included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice of the Company since the date of such financial statements, or (iii) as, would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.9   Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations, investigations or governmental inquiries (an “Action”)

pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such Action that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened, and since January 1, 2003 there have not been any, SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations, in each case regarding the Company or any of its subsidiaries or any malfeasance by any employee of the Company.
     SECTION 3.10   Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, deferred compensation, incentive (including equity), bonus, severance, consulting, change in control or employment agreement or arrangement, contributed to, sponsored or maintained by the Company or any of its subsidiaries, or pursuant to which the Company or any of its subsidiaries has any liability, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively, the “Company Plans”). Since July 15, 2004, all Options were granted at an exercise price at least equal to the fair market value of a Share on the date of grant.
     (b) With respect to each Company Plan, the Company has made available to the Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description or employee handbook, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.
     (c) Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.
     (d) With respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, that would reasonably be expected to give rise to a material liability. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any material lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.
     (e) Each Company Plan which is intended to be qualified under Section 401(a) of the Code and the related trust which is intended to be exempt have received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification or exemption.
     (f) No Company Plan is a Multiemployer Plan, a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or a plan otherwise subject to Title IV of ERISA; and (ii) none of the Company or its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, Multiple Employer Plan or plan that is subject to Title IV. For purposes of this Section 3.10, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     (g) None of the Company and its subsidiaries nor any other person that the Company or any of its subsidiaries has an obligation to indemnify has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Company Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
     (h) Neither the Company nor any of its subsidiaries have an obligation under a Company Plan or otherwise to provide health care benefits (whether or not insured) to Company Employees beyond their retirement or other termination of service, other than coverage mandated by applicable law the full cost of which is borne by the Company Employee.
     (i) The execution, delivery of and performance by the Company of its obligations in respect of the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events): (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in payments or benefits, obligation to fund payments or benefits or “parachute payments” (within the meaning of Section 280G of the Code)) with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its subsidiaries to amend, terminate or receive a reversion of assets from any Company Plan.
     SECTION 3.11   Labor and Employment Matters. None of the Company or any of its subsidiaries is a party to or bound by any collective bargaining agreement respecting its employees, and, to the knowledge of the Company, no campaigns are being conducted to solicit cards from any employee of the Company or any of its subsidiaries to authorize representation by any labor organization.
     SECTION 3.12   Insurance. The Company and its subsidiaries maintain insurance coverage with insurers in such amounts and against such risks and with coverage customarily carried by Persons conducting business or owning assets similar to the Company and its subsidiaries except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Section 3.12 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies providing coverage in favor of the Company or any of its subsidiaries or any of their respective properties, and the Company has delivered to Parent a complete and accurate copy of all binders in the Company’s possession as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each such policy is in full force and effect, and neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such insurance policies and (ii) to the knowledge of the Company, there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner required by any such policy, and, as of the date of this Agreement, none of the Company nor any of its subsidiaries has received any written notice of termination, cancellation or reservation of rights from any insurer.
     SECTION 3.13   Properties. (a) None of the Company or any of its subsidiaries owns any real property. With respect to the real property leased by the Company or its subsidiaries (the “Leased Real Property”), (i) all of the leases under which the Company or any of its subsidiaries is a tenant are in full force and effect, and the Company has delivered or otherwise made available to Parent prior to the date hereof true and correct copies of such leases, which leases are set forth on Section 3.13 of the Company Disclosure Schedule, and (ii) neither the Company or its applicable subsidiary nor, to the knowledge of the Company, any other party to any of these leases is in material breach or violation or default under any lease relating to the Leased Real Property.
     (b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company or one of its subsidiaries has good title to all material personal property reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except personal property sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances of any nature whatsoever (“Liens”) except (i) statutory liens securing payments not yet due, (ii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company and (iii) Liens that do not materially affect the use of such property for its intended purposes (such Liens or encumbrances described in Sections 3.13(b)(i), (ii) and (iii), collectively, “Permitted Liens”).

     SECTION 3.14   Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect, (i) all Tax Returns required to be filed by, or with respect to any properties or activities of, the Company and its subsidiaries have been filed (except those under valid extension), (ii) all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports, (iii) neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes, (iv) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries, and (v) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any Person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law) or (C) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement. Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
     (b) For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
     SECTION 3.15   Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.
     SECTION 3.16   Opinion of Financial Advisor. Goldman, Sachs & Co. has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock, and, as of the date hereof, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.
     SECTION 3.17   Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co. pursuant to a written agreement, a true and complete copy of which has been provided to Parent prior to the date hereof) is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement.
     SECTION 3.18   Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company, including Section 203 of the DGCL, is applicable to the Merger or the other transactions expressly contemplated hereby. To the fullest extent of its powers, the Board of Directors of the Company has passed a resolution, and the Company has taken all necessary steps, to exempt this Agreement, the Stockholder Agreement and the transactions contemplated hereby or thereby from such takeover statutes, including Section 203 of the DGCL.
     SECTION 3.19   Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) the Company and its subsidiaries own or have the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) as are necessary for, and as are used in, their businesses as currently conducted; (b) to the knowledge of the Company, such Intellectual Property does not infringe the Intellectual Property of any third party (and the Company has not, since January 1, 2003, received any written notice alleging any such infringement that has not since been resolved prior to the date hereof without remaining Liability to any of the Company or its subsidiaries (other than as may be accrued for in the Company’s balance sheet dated as of September 30, 2005 included in the SEC Reports)) and is not being infringed by any third party; (c) the Company and its subsidiaries make commercially reasonable efforts to protect and maintain their Intellectual Property; and (d) the Company is not and has not been since January 1, 2003, a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is or has been since January 1, 2003, threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license the Intellectual Property.
     SECTION 3.20   Contracts. (a) Except for this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) relating to (A) the borrowing of money or obtaining extensions of credit by the Company or any of its subsidiaries in principal amount in excess of $5 million individually or $15 million in the aggregate or (B) the loaning of money or granting extensions of credit (other than student loans and other than advances made to employees or consultants for expenses in the ordinary course of business consistent with past practices not exceeding, in the aggregate $20,000, outstanding at any time) by the Company or any of its subsidiaries; (iii) with respect to the purchase, generation or sale of student loans or Successfully Completed Applications or Private Loan applications in excess of $50 million in principal amount (other than sales among the Company and its directly or indirectly wholly-owned subsidiaries in connection with a securitization transaction in which the Company or its directly or indirectly wholly-owned subsidiaries retains ownership of such student loans); (iv) under which any federal agency, state agency or other entity provides a guarantee pursuant to the Higher Education Act of the principal of and/or accrued interest on any student loan in excess of $100 million in aggregate principal amount extended by the Company or any of its subsidiaries; (v) pursuant to which the Company or any of its subsidiaries services student loans for any third party in excess of $100 million in aggregate principal amount or by which any third party services student loans for the Company or any of its subsidiaries in excess of $100 million in aggregate principal amount; (vi) containing covenants or agreements by or binding upon the Company or any of its subsidiaries that require any one of them to refrain from hiring or soliciting for employment any person or that restrict or by their terms purport to restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or any of its affiliates) to compete in any business or with any person or in any geographic area, or containing “exclusive dealing” or similar provisions or restrictive covenants or similar provisions, or that require the Company or any of its subsidiaries to provide pricing or other terms that are no less favorable to the other party or parties thereto than terms provided to one or more other existing or prospective customers of the Company or any of its subsidiaries, except for any such contract that may be cancelled on notice of 30 days or less without penalty or any payment and without any remaining Liability or obligation to or on the Company or any of its subsidiaries; (vii) with respect to a joint venture or partnership agreement; (viii) with an affiliate or holder of more than 5% of the outstanding Common Stock of the Company involving a nonmonetary commitment on the part of the Company or involving amounts in excess of $60,000; (ix) that involve the licensing to or from any of the Company or its subsidiaries of any intellectual property material to the conduct of the business of the Company and its subsidiaries, other than agreements entered into by College Publisher, Inc. and Collegexit.com LLC, in each case entered into in the ordinary course of business; or (x) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (x) is referred to herein as a “Material Contract.”
     (b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.21   Affiliate Transactions. No executive officer or director of the Company or any of its subsidiaries or any person who beneficially owns 5% or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its subsidiaries or has engaged in any transaction with any of the foregoing since December 14, 2004, involving a nonmonetary commitment on the part of the Company or involving amounts in excess of $60,000.
     SECTION 3.22   Student Loan Portfolio. For purposes of this Agreement, “FFELP Loans” means all student loans originated or held under the Federal Family Education Loan Program authorized by Part B, Title IV of the Higher Education Act (including any such loans originated or made by others and acquired by the Company or any of its subsidiaries) and held by the Company or any of its subsidiaries; “Private Loans” means all student loans originated or held other than the FFELP loans (including any such loans originated or made by others and acquired by the Company or any of its subsidiaries) and held by the Company or any of its subsidiaries; “Student Loan Portfolio” means the FFELP Loans and the Private Loans; and “Successfully Completed Application” shall have the applicable meaning ascribed to such term in the applicable third party contract to which the Company or any of its subsidiaries is a party.
     (a) Except as would not, individually or in the aggregate, be material to the Company, the loans in the Student Loan Portfolio are in full force and effect and are legal, valid and binding obligations of the borrowers thereunder, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditor rights generally, subject to general principles of equity and subject to any reserves with respect thereto on the books and records of the Company not materially different than the percentage level of reserves with respect to such loans as of the date hereof and except for loans noted on the Company’s books and records as being subject to bankruptcy proceedings; and except as would not, individually or in the aggregate, interfere in any material respect with the conduct of the Company’s business as currently conducted there exists a student loan file in the possession of the Company or its designated servicer pertaining to each loan in the Student Loan Portfolio containing substantially all the documents customarily contained in a student loan file.
     (b) The Bank of New York serves as eligible lender trustee (“Eligible Lender Trustee”) on behalf of the Company, its subsidiaries and the securitization trusts and in that capacity holds legal title to, and is the sole legal owner of, the FFELP Loans, free and clear of all material Liens, other than as set forth in Section 3.22(b) of the Company Disclosure Schedule.
     (c) Each FFELP Loan or Successfully Completed Application originated by the Company or any of its subsidiaries or serviced by the Company or any of its subsidiaries has been duly originated or serviced, as applicable, by the Company (or the applicable subsidiary) in all material respects in compliance and in accordance with the Company’s (or the applicable subsidiary’s) applicable third party contracts and the Higher Education Act and the published rules, regulations and interpretations thereunder.

     (d) Except as would not, individually or in the aggregate, be material to the Company, each FFELP Loan is duly guaranteed by an eligible guarantor under the Federal Family Education Loan Program and such guarantees are in full force and effect. Neither the Company nor any of its subsidiaries has been notified in writing by any such guarantor to the contrary or by the Department of Education of a denial of federal reinsurance benefits, or of any failure to adhere in any material respect to any rules, standards or requirements of such guarantor, in any such case that has not been cured or is not capable of being cured without, individually or in the aggregate, any material expense or Liability to the Company or its subsidiaries.
     (e) Except as would not, individually or in the aggregate, be material to the Company, the Company (or one of its subsidiaries) has good and marketable title to (or upon final funding or disbursement and transfer to the Company will have good and marketable title to) the Private Loans, free and clear of all Liens other than liens related to the private loan warehouse facility. Each Private Loan or Private Loan application has been duly originated, and is being held and serviced, in all material respects in accordance with the applicable third party contracts to which the Company or any of its subsidiaries is a party relating to such loans and the credit and collection policies of the Company or its subsidiaries as previously disclosed to Parent.
     (f) To the knowledge of the Company, each FFELP Loan or Private Loan and each Successfully Completed Application or Private Loan application that is owned or serviced by the Company or any of its subsidiaries and that was not originated or serviced by or on behalf of the Company or any of its subsidiaries (i) was originated and serviced in a manner consistent in all material respects with the standards for such origination and servicing set forth in the agreement pursuant to which the Company or any of its subsidiaries acquired such FFELP Loan or Successfully Completed Application, or such Private Loan or Private Loan application, and (ii) was originated and serviced in compliance in all material respects with all applicable laws and regulations prior to its acquisition by the Company.
     (g) Section 3.22(g) of the Company Disclosure Schedule lists all claims involving the Company or any of its subsidiaries relating to the loss by the Company of “Exceptional Performer” status.
     SECTION 3.23   Compliance with Third Party Servicer Regulations; Audits and Inquiries.
     (a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its subsidiaries are, and giving effect to the Merger will be, in compliance with all applicable requirements of federal law and the Higher Education Act regarding qualification and performance as a third-party servicer (as such terms are defined in the regulations of the Department of Education under the Higher Education Act) for all entities for which the Company or any of its subsidiaries acts as a third-party servicer, other than any such failure to comply relating to Parent or any of its subsidiaries. The execution, delivery and performance of this Agreement and the agreements and documentation relating thereto, and the consummation of the transactions contemplated hereby and thereby will not cause, and would not reasonably be expected to cause, the Company or any of its subsidiaries to fail to qualify as a third-party servicer, other than any such failure relating to Parent or any of its subsidiaries.
     (b) Except for customary ongoing quality control reviews, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no audit or investigation by a Governmental Entity is pending or, to the knowledge of the Company, threatened that is reasonably likely to result in (1) a claim of a failure to comply with applicable laws, rules or regulations; (2) rescission, in whole or in part, of any insurance or guaranty contract or agreement of the Company or any of its subsidiaries; or (3) payment by the Company or any of its subsidiaries of a penalty to any Governmental Entity.
     SECTION 3.24   Securitization Matters.
     (a) No registration statement, prospectus, private placement memorandum or other offering document, or any amendments or supplements to any of the foregoing, utilized in connection with the offering of securities in any Company Sponsored Asset Securitization Transaction (collectively, “Securitization Disclosure Documents”), true and correct copies of representative examples of which have been provided to Parent and true and correct copies of which will, after the date hereof, be made available to Parent, as of its effective date (in the case of a registration statement) or its issue date (in the case of any other such document), contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. “Company Sponsored Asset Securitization Transaction” means any loan or other asset securitization transaction in which the Company or any of its subsidiaries was an issuer, sponsor or depositor, all of which are listed on Section 3.24(a) of the Company Disclosure Schedule.
     (b) Section 3.24(b) of the Company Disclosure Schedule sets forth a true and correct list as of the date hereof of all outstanding Company Sponsored Asset Securitization Transactions, and for each such transaction a list of all outstanding securities issued therein, including securities retained by the Company and its subsidiaries, and includes the original and current rating and the principal amount as of the most current reporting date for each security listed thereon.
     (c) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any trustee, master servicer, servicer or issuer with respect to Company Sponsored Asset Securitization Transaction, has taken or failed to take any action which would reasonably be expected to adversely affect the intended tax characterization or tax treatment for federal, state or local income or franchise tax purposes of the issuer or any securities issued in any such Company Sponsored Asset Securitization Transaction. All federal, state and local income or franchise tax and information returns and reports required to be filed by the issuer, master servicer, servicer or trustee relating to any Company Sponsored Asset Securitization Transactions, and all tax elections required to be made in connection therewith, have been properly filed or made.
     SECTION 3.25   No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including with respect to such other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
     SECTION 4.1   Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction in which it is incorporated and has all requisite corporate or similar power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.
     SECTION 4.2   Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings or stockholder vote on the part of Parent or Merger Sub or their affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
     SECTION 4.3   No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i)

conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby (such prevention or material delay in the consummation of the transactions contemplated hereby, a “Parent Material Adverse Effect”).
     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of Foreign Antitrust Laws and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to result in a Parent Material Adverse Effect.
     SECTION 4.4   Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations, investigations or governmental inquiries pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would reasonably be expected to result in a Parent Material Adverse Effect.
     SECTION 4.5   Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

     SECTION 4.6   Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities Inc., whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.
     SECTION 4.7   Financing. Parent has and will have at the Effective Time sufficient funds (including pursuant to any existing credit facilities) to enable it to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.
     SECTION 4.8   Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
     SECTION 4.9   Ownership of Shares. As of the date of this Agreement, other than the ownership by J.P. Morgan Securities Inc. of three (3) Shares, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire any Shares except pursuant to this Agreement.
     SECTION 4.10   Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.
     SECTION 4.11   No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company, including with respect to such other information made available to the Company in connection with the transactions contemplated by this Agreement.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 5.1   Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or the Company Disclosure Schedule or as required by law or unless Parent shall otherwise consent in writing, the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business consistent with past practice and the Company shall use its reasonable best efforts to preserve substantially intact its business and material assets, and to preserve its present relationships with customers, suppliers, governmental entities and other persons with which it has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, (i) the Company shall consult in advance with Parent with respect to any material new product, service or program that the Company or any of its subsidiaries propose to offer or engage in and (ii) except as otherwise contemplated by this Agreement, as disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth in the Company Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), directly or indirectly:
     (a) amend or otherwise change its Certificate of Incorporation or By-Laws or any similar governing instruments;
     (b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments) of the Company or any of its subsidiaries, except for the issuance of shares of Common Stock upon the exercise of Options outstanding as of the date hereof, in accordance with the terms of any Company Plan;
     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);
     (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock, pursuant to the terms of a Company Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;
     (e) (i) except as would not be prohibited pursuant to Section 5.1(n), acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or any material amount of other assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice or as required by Contracts in effect as of the date hereof which have been previously disclosed to Parent or (ii) sell, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or any material amount of other assets, other than sales or dispositions of inventory and other assets (including student loans and Successfully Completed Applications) in the ordinary course of business consistent with past practice (it being agreed that ordinary course of business consistent with past practice shall be deemed to consist of sales by the Company of whole loans and Successfully Completed Applications not exceeding 60% of originations of whole loans or 60% of originations of Successfully Completed Applications in any given month) or as required by existing Contracts in effect as of the date hereof which have been previously disclosed to Parent (provided that the Company shall not undertake additional securitizations without Parent’s advance consent, which shall not be unreasonably withheld or delayed);
     (f) incur or modify in any material respect the terms of any material indebtedness for borrowed money (except, after consultation with Parent, as may be necessary to finance any transaction that would not be prohibited pursuant to Section 5.1(n)), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company), in each case, other than (i) in the ordinary course of business consistent with past practice, including any borrowings under the existing credit facilities of the Company and its subsidiaries to fund working capital needs, or (ii) any letter of credit entered into in the ordinary course of business;
     (g) except as contemplated by this Agreement or except to the extent required under the terms of any Company Plan (as in effect on the date hereof) or as required by applicable law, (i) increase the compensation of any of its directors, executive officers or employees (except for increases in base salary in the ordinary course of business consistent with past practice to employees who are not directors or executive officers), (ii) pay or grant any severance or termination pay (except in the ordinary course of business consistent with past practice (in accordance with the Company’s current severance policy as described on Schedule 3.10 (not the Severance Plan)) with respect to employees who are not directors or executive officers) to any directors, officers or employees, (iii) enter into any employment, consulting, change-of-control or severance agreement or arrangement with any of its present or former directors or officers or, except for amendments required by applicable law, establish, adopt, enter into any new, or amend in any respect or terminate any Company Plan (or any agreement, plan, policy or arrangement that would be a Company Plan if in effect on the date hereof) or (iv) except for base salary, wages or other routine payments not restricted by the preceding clauses (i) through (iii) of this Section 5.1(g), or any settlement payments that would not be prohibited pursuant to Section 5.1(j), pay any amounts to employees that are not required to be paid pursuant to the terms of any Company Plan;
     (h) make any change in any accounting principles, except as may be required by changes in statutory or regulatory accounting rules or in generally accepted accounting principles or regulatory requirements with respect thereto;
     (i) other than as required by applicable law, (i) make, change or revoke any material Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;
     (j) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration (i) in the ordinary course of business, (ii) that do not exceed $2 million in the aggregate and (iii) that do not involve any injunctive or other non-monetary relief or impose continuing obligations on the Company, Parent or any of their respective subsidiaries following the Closing;

     (k) create, assume or permit the placement of any Lien on any asset of the Company or any of its subsidiaries, other than Permitted Liens in the ordinary course of business consistent with past practice;
     (l) amend or modify, withdraw from, terminate or enter into (i) any Material Contract other than affinity contracts requiring payments or expenditures in amounts less than $50,000 individually on an annual basis and which are in the ordinary course of business consistent with past practice or (ii) any other agreement involving payments or expenditures by the Company or any of its subsidiaries in excess of $50,000 individually on an annual basis;
     (m) make any capital expenditures other than as permitted by Section 5.1 of the Company Disclosure Schedule ;
     (n) acquire or purchase Student Loan Portfolios or Successfully Completed Applications involving principal amounts of more than $25 million individually or $200 million in the aggregate;
     (o) take any action intended to, or that would reasonably be expected to, result in any of the conditions to its obligations to complete the Merger set forth in Article VII not being satisfied or that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that the foregoing shall not be construed to limit the Company’s ability to exercise any of its rights under Section 6.1 or Section 6.5;
     (p) implement or adopt any material changes with regard to the Company’s or any subsidiary’s policies and practices relating to the underwriting, origination and servicing of student loans or student loan applications; or
     (q) agree to take any of the actions described in Sections 5.1(a) through 5.1(p).
     SECTION 5.2   Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (a) intended to, or that would reasonably be expected to, result in the failure to be satisfied of any of the conditions to its obligations to complete the Merger set forth in Article VII; or (b) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.
     SECTION 5.3   No Control of Other Party’s Business. It is the mutual intention of the parties that nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations, subject to compliance with the terms of this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
     SECTION 6.1   Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable for the purpose of voting on and adopting this Agreement (the “Stockholders Meeting”), (b) subject to Section 6.5 hereof, include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the written opinion of Goldman, Sachs & Co., dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock and (c) use its reasonable best efforts to obtain the Company Requisite Vote; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation (and/or may fail to comply with Sections 6.1(b) and 6.1(c)) in each case only in compliance with Section 6.5 and if it shall have determined in good faith, after consultation with outside counsel to the Company, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law; and, further, provided, that no such withdrawal, modification or change shall excuse the Company’s other obligations hereunder, including pursuant to clause (a) of this Section 6.1 or pursuant to Section 6.2.
     SECTION 6.2   Proxy Statement. As soon as reasonably practicable, but in any event the Company shall use its reasonable best efforts to do so within twenty (20) business days, following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and file with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information, and shall use reasonable best efforts to consult in advance with Parent in respect of any communications with the SEC regarding the Merger, including any response to any such comments or request.
     SECTION 6.3   Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

     SECTION 6.4   Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent access, consistent with applicable law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Company and its subsidiaries, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time request in writing for purposes reasonably related to this Agreement. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would cause it to violate in any material respect a binding contractual or legal confidentiality requirement, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
     (b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated October 7, 2005, between the Company and Parent (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
     (c) From the date hereof to the Effective Time, the Company shall not amend, modify, supplement or grant any consent or waiver under any contractual confidentiality, standstill or like agreement or arrangement entered into between the Company (or its affiliates or representatives) and any Person (other than Parent or its Affiliates) (collectively, the “Third Party Confidentiality Agreements”). The Company shall, as promptly as practicable after the date hereof, request each Person to whom confidential information was provided pursuant to a Third Party Confidentiality Agreement to return to the Company or destroy any such information, in each case in the manner as provided in the applicable Third Party Confidentiality Agreement.
     SECTION 6.5   Acquisition Proposals.
     (a) The Company agrees that (i) it and its officers, directors and employees shall not, (ii) its subsidiaries and its subsidiaries’ officers, directors and employees shall not and (iii) it shall use reasonable best efforts to ensure that its and its subsidiaries’ agents, advisors and representatives (collectively, “Representatives”) shall not (A) directly or indirectly, initiate, solicit, participate in, knowingly encourage or facilitate or provide any information to any Person (other than Parent or Merger Sub or any of their respective Representatives) with respect to any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer with respect to 20% or more of the outstanding shares of Common Stock or of any outstanding class of equity of any of the Company’s significant subsidiaries (as such term is defined for purposes of Regulation S-X under the Securities Act of 1933, provided, however, that any reference to 10% in such definition shall be deemed to be 20% for purposes of Section 6.5 and 50% for purposes of Section 8.2) (“Significant Subsidiaries”), a merger, consolidation or other business combination involving the Company or any of the Company’s Significant Subsidiaries, or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company or any of the Company’s Significant Subsidiaries, or 20% or more of the consolidated assets of the Company and its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (B) directly or indirectly, engage in any negotiations or discussions with, or provide access to its properties, books and records or any information or data to, any person relating to an Acquisition Proposal.
     (b) Notwithstanding the foregoing, nothing contained in any provision of this Agreement shall prevent the Company or its Board of Directors from (and the Company shall not be in breach of any other provision of this Agreement as a result of) (i) complying with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure with regard to an Acquisition Proposal (provided, that compliance with such rules shall not limit or modify the effect any action taken pursuant to such rules may have under any other provision of this Agreement), (ii) prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made a bona fide written Acquisition Proposal to the Company’s Board of Directors that was not initiated or knowingly encouraged or solicited by the Company or any of its Representatives on or after the date hereof (an “Unsolicited Acquisition Proposal”), if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for changes specifically necessary in order for the Company to be able to comply with its disclosure obligations to Parent under Section 6.5(c)), (iii) prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, engaging in any negotiations or discussions with any person who has made an Unsolicited Acquisition Proposal, or (iv) prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, in light of a bona fide written Acquisition Proposal that has not been withdrawn, (A) withdrawing, modifying or changing in any adverse manner its approval or recommendation of this Agreement or (B) recommending an Unsolicited Acquisition Proposal, if and only to the extent that in connection with the foregoing clauses (ii), (iii) and (iv), (x) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and financial advisors that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law and (y) the Company has complied in all material respects with its other obligations set forth in this Section 6.5 and (z) in the case of clause (iv), at least four business days prior to taking any action contemplated thereby, the Company has provided written notice to Parent of its intention to take such action, setting forth the most current material terms of any Acquisition Proposal that is the basis of such proposed action.

     (c) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The Company shall also promptly (but in any case within 24 hours) notify Parent in writing of the receipt of (A) any Acquisition Proposal and any material modification of or material amendment to any Acquisition Proposal after the date hereof, (B) any inquiry from any Person relating to a possible Acquisition Proposal or (C) any request for information relating to the Company or any of its subsidiaries, or for access to the properties, books or records of the Company or any of its subsidiaries, in each case by any person that the Company has reason to believe may be considering making, or that has made, an Acquisition Proposal or an inquiry that such person indicates relates to an Acquisition Proposal. Such notice shall include the identity of the person making such Acquisition Proposal or inquiry, all material terms and conditions thereof (including a copy thereof if in writing and any related material documentation and correspondence) and any material change to or modification of such proposed terms and conditions. The Company shall, on a reasonably current basis, also keep Parent informed of the status and material terms of any Acquisition Proposal or of any such inquiries, requests, discussions and negotiations, including by providing a copy of all material documentation or correspondence relating thereto.
     SECTION 6.6   Employment and Employee Benefits Matters.
     (a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to provide any employee actively employed by the Company or any of its subsidiaries as of the Effective Time (a “Current Employee”) who is an eligible employee under the terms of the Company’s Severance Plan attached hereto as Exhibit 6.6(a) (the “Severance Plan”) and is terminated by Parent or the Surviving Corporation during such twelve month period under circumstances that qualify such employee for severance under the terms of the Severance Plan, with severance under the terms of the Severance Plan, subject to execution, delivery and non-revocation of a general release in favor of the Company and Parent.
     (b) Without limiting any accrued and vested rights that any Current Employee may have under any Company Plan, during the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall or shall cause the Surviving Corporation or its applicable subsidiary to provide the Current Employees with employee benefits (other than severance) that are no less favorable than the employee benefits (other than severance) provided to similarly situated employees of Parent or its applicable subsidiary as in effect from time to time. Nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Parent or Surviving Corporation’s right to terminate the employment of any Current Employee.
     (c) As of and after the Effective Time, except as provided below, Parent shall, or shall cause the Surviving Corporation to, give Current Employees credit for purposes of eligibility and vesting and benefit accruals, under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Current Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent such service was recognized for similar purposes under the similar Parent Plan; provided, that such service shall not be recognized for purposes of grandfathering and/or the level of pay credits under Parent’s defined benefit retirement plan or subsidized retiree medical benefits (but it shall be recognized for purposes of the access only retiree medical), nor shall such service be recognized for purposes of determining retirement eligibility under any Parent Plan that provides for the grant of equity awards. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) providing healthcare benefits, the Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees prior to the Effective Time under similar Company Plans.
     (d) From and after the Effective Time, Parent will honor, and will cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms, (i) each existing employment and change in control agreement between the Company and a Current Employee that is in effect as of the Effective Time and (ii) all vested accrued obligations under the terms of the Company Plans, in each case to the extent legally binding on the Company or any of its subsidiaries.
     SECTION 6.7   Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any person may have under any employment agreement, Company Plan, the Certificate of Incorporation or the By-Laws, but without duplication thereof, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation (other than any of the foregoing brought or initiated by such Indemnified Party, except for actions commenced to enforce such Indemnified Party’s rights under this Section 6.7), whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent, at or prior to the Effective Time, of the Company or any of its subsidiaries or (ii) the Indemnified Party’s service, at or prior to the Effective Time, at the request of, or to represent the interests of, the Company as a director, officer, partner, member, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association or (iii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, in addition to any rights provided in the By-Laws, (x) subject to applicable law, each Indemnified Party will be entitled to advancement of reasonable expenses (including attorneys’ fees and disbursements) incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) the Surviving Corporation shall in its discretion have the right to direct the defense of any such matter in all respects, and, to the extent it elects not to direct such defense, shall use reasonable best efforts to cooperate in the defense of any such matter. Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification obligations under the Company Plans set forth in Section 6.7(a) of the Company Disclosure Schedule.
     (b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth, as of the date hereof, in the Company’s Certificate of Incorporation and By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals (provided that, subject to Section 6.7(f), nothing herein shall be deemed to limit in any manner the ability of the Surviving Corporation or any affiliate thereof to engage in any merger, consolidation, stock sale, stock purchase or similar business combination transaction).
     (c) Parent shall, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, a six-year run-off extension to the Company’s directors’ and officers’ liability insurance policy, errors and omissions liability policy and employment practices liability policy, each as in effect on the date hereof, with respect to matters existing or occurring at or prior to the Effective Time, effective as of the Effective Time, on the same terms and conditions as the Company’s current directors’ and officers’ liability insurance, errors and omissions liability insurance and employment practices liability insurance policies.
     (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
     (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.
     (e) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) distributes, sells, transfers, conveys or otherwise disposes of all or a majority of its properties and assets to any person, or distributes, sells, transfers, conveys or otherwise disposes of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7.
     SECTION 6.8   Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary and proper to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
     (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby.
     (d) Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.
     SECTION 6.9   Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement, or broadly-disseminated employee communication, concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall consult in advance with each other party and shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.
     SECTION 6.10   Agreements with Significant Stockholders Effective no later than the Closing Date, the Company shall cause any and all contracts, agreements or arrangements between the Company or any of its subsidiaries, on one hand, and a holder of more than five percent (5%) of the issued and outstanding Shares, on the other hand, to be terminated at no incremental cost or penalty to or payment by the Company or any subsidiary of the Company.

ARTICLE VII
CONDITIONS OF MERGER
     SECTION 7.1   Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote;
     (b) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that the party invoking this condition has complied in all material respects with Section 6.8; and
     (c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
     SECTION 7.2   Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 7.2(a), such representations and warranties (other than those set forth in Section 3.3, which shall be true and correct except for insubstantial numerical inaccuracies) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein, has had or would reasonably be expected to have a Material Adverse Effect.
     (b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and
     (c) Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.
     SECTION 7.3   Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 7.3(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth therein, has had or would reasonably be expected to have a Parent Material Adverse Effect;
     (b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and
     (c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.1   Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:
     (a) by mutual written consent of Parent, Merger Sub and the Company;
     (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;
     (c) by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is nine months from the date hereof (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;
     (d) by the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this

Agreement such that the condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) 20 business days following notice of such breach to Parent and (ii) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;
     (e) by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if the Board of Directors of the Company (A) shall have withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company as contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement) in a manner adverse to Parent or Merger Sub, or made any public statement materially inconsistent with, its approval or recommendation of this Agreement or the Merger or (B) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing (each, a “Change in Recommendation”); or
     (f) by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.
     SECTION 8.2   Effect of Termination.
     (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.4(b), Section 6.9, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.
     (b) In the event that Parent shall terminate this Agreement pursuant to Section 8.1(e)(ii), then the Company shall pay $23 million (the “Termination Fee”) on the business day immediately following such termination, payable by wire transfer of immediately available funds.
     (c) In the event that (A) (1) either the Company or Parent shall terminate this Agreement (x) pursuant to Section 8.1(c) and, at the time of such termination, either the Stockholders Meeting shall not have been held or the Stockholder Meeting shall have been held but the Company Requisite Vote shall not have been obtained or (y) pursuant to 8.1(f) or (2) Parent shall terminate this Agreement pursuant to Section 8.1(e)(i) (other than under the circumstances described in Section 8.2(d)(i)); and (B) at any time after the date of this Agreement and on or prior to the date of termination or to the date of the Stockholders Meeting or the date of the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i), as applicable, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Board of Directors of the Company and shall not have been withdrawn prior to any such date; and (C) within twelve (12) months after the date of such termination of this Agreement, the Company or any of its Significant Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this clause (C), references to 20 percent in the definition of Acquisition Proposal shall be deemed to be references to 50 percent), then the Company shall pay the Termination Fee to Parent on the date of such execution or consummation, whichever occurs first.
     (d) In the event that (i) the Parent shall terminate this Agreement pursuant to Section 8.1(e)(i) on account of a breach of Section 6.5 or a breach of Section 6.1 by reason of a failure to call the Stockholders Meeting or a failure to prepare and mail the Proxy Statement to its stockholders and (ii) at any time after the date of this Agreement and on or prior to the date of the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Board of Directors of the Company and shall not have been withdrawn prior to any such date, then the Company shall pay to Parent one-third of the Termination Fee on the business day following such termination; and (iii) if within twelve (12) months after the date of such termination of this Agreement, the Company enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (as defined for purposes of Section 8.2(c), then the Company shall pay two-thirds of the Termination Fee to Parent on the date of such execution or consummation, whichever occurs first.
     (e) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay all amounts due to Parent on the dates specified herein (other than pursuant to a court order), then the Company shall pay all reasonable costs and expenses (including legal fees and expenses) incurred by Parent and Merger Sub in connection with any action or proceeding (including the filing of any lawsuit) taken by either of them to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date that such amounts were required to be paid until the date actually received by Purchaser.
     SECTION 8.3   Expenses. Except as otherwise specifically provided herein (including as set forth in Section 8.2), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that Parent shall pay all fees payable under the HSR Act and all related expenses other than the Company’s attorneys’ fees and costs; and provided, further, that expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

     SECTION 8.4   Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     SECTION 8.5   Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
ARTICLE IX
GENERAL PROVISIONS
     SECTION 9.1   Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.
     SECTION 9.2   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) if to Parent or Merger Sub:
JPMorgan Chase Bank, National Association
201 North Central Avenue
Floor 32
Phoenix, AZ 85004-0073
Attention: Brad L. Conner
Facsimile: (602) 221-3350
     with an additional copy (which shall not constitute notice) to:

JPMorgan Chase Bank, National Association
1 Chase Manhattan Plaza
Floor 25
New York, NY 10081
Attention: E. Kwaku Andoh
Facsimile: (212) 383-6680
     with an additional copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Lawrence S. Makow, Esq.
Facsimile: (212) 403-2372
     (b) if to the Company:
Collegiate Funding Services, Inc.
10304 Spotsylvania Ave., Suite 100
Fredericksburg, VA 22408
Attention: General Counsel
Facsimile: (540) 368-5937
     with an additional copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Caroline B. Gottschalk, Esq.
Facsimile: 212-455-2502
     SECTION 9.3   Certain Definitions. For purposes of this Agreement, the term:
     (a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;
     (b) “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);
     (c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;
     (d) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
     (e) “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;
     (f) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons set forth in Section 9.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;
     (g) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and
     (h) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     SECTION 9.4   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     SECTION 9.5   Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning part of its obligations hereunder.
     SECTION 9.6   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, which shall include the present and former directors, officers and employees of the Company.
     SECTION 9.7   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).
     SECTION 9.8   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 9.9   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     SECTION 9.10   Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
     SECTION 9.11   Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.
     SECTION 9.12   Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:	/s/ Brad L. Conner
	Name:	Brad L. Conner
	Title:	Executive Vice President

CANNON ACQUISITION CORPORATION
By:	/s/ James J. Schimmel
	Name:	James J. Schimmel
	Title:	President

COLLEGIATE FUNDING SERVICES, INC.
By:	/s/ J. Barry Morrow
	Name:	J. Barry Morrow
	Title:	Chief Executive Officer

SIGNATURE PAGE
AGREEMENT AND PLAN OF MERGER

Exhibit A
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COLLEGIATE FUNDING SERVICES, INC.

     Collegiate Funding Services, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     A. The name of the Corporation is Collegiate Funding Services, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 2, 2002. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 16, 2002. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 12, 2004.
     B. This Third Amended and Restated Certificate of Incorporation (the “Charter”), which amends and restates the Amended and Restated Certificate of Incorporation in its entirety, was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”) and has been, in lieu of a meeting of stockholders, consented to in writing by the stockholders in accordance with Section 228 of the DGCL.
     C. The Third Amended and Restated Certificate of Incorporation of the Corporation shall read in its entirety as follows:
ARTICLE I
     The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Collegiate Funding Services, Inc.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.
ARTICLE III
     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV
     Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, of which 1,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”).
     Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.
ARTICLE V
     Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
     In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.
ARTICLE VII
     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE VIII
     Section 1.     Indemnification of Directors, Officers, Employees or Agents. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, including any appeal, by reason of the fact that such person (or a person of whom such person is the legal representative) is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations, whether the basis of such claim or proceeding is alleged actions or omissions in any such capacity or in any other capacity while serving as a director, officer, trustee, partner, member, employee, other fiduciary or agent thereof, may be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, against all expense and liability (including without limitation, attorneys’ fees and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith and such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and may inure to the benefit of such person’s heirs, executors and administrators. The Corporation, by provisions in its By-laws or by agreement, may accord to any current or former director, officer, employee or agent of the Corporation the right to, or regulate the manner of providing to any current or former director, officer, employee or agent of the Corporation, indemnification to the fullest extent permitted by the DGCL.
     Section 2.     Advance of Expenses. The Corporation to the fullest extent permitted by the DGCL may advance to any person who is or was a director, officer, employee or agent of the Corporation (or to the legal representative thereof) any and all expenses (including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of any proceeding to which such person (or a person of whom such person is a legal representative) is made a party or threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this Article VIII or otherwise. The Corporation by provisions in its By-laws or by agreement may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the DGCL.
     Section 3.     Non-Exclusivity of Rights. Any right to indemnification and advancement of expenses conferred as permitted by this Article VIII shall not be deemed exclusive of any other right which any person may have or hereafter acquire under any statute (including the DGCL), any other provision of this Certificate of Incorporation of the Corporation, any agreement, any vote of stockholders or the Board of Directors or otherwise.
ARTICLE IX
     The name and mailing address of the incorporator is James R. Gilmartin, c/o Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.

     IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Certificate of Incorporation to be signed by ___on ___, 2006.

Collegiate Funding Services, Inc.
________________________________
Name:
Title:

Exhibit B
BY-LAWS
OF
COLLEGIATE FUNDING SERVICES, INC.

ARTICLE I
OFFICES
     SECTION 1. REGISTERED OFFICE — The registered office of Collegiate Funding Services, Inc. (the “Corporation”) shall be established and maintained at the office of National Registered Agents, Inc. at 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, State of Delaware 19904, and said National Registered Agents, Inc. shall be the registered agent of the Corporation in charge thereof.
     SECTION 2. OTHER OFFICES — The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
     SECTION 1. ANNUAL MEETINGS — Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the registered office of the Corporation on the first Tuesday in April. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.
     SECTION 2. SPECIAL MEETINGS — Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the President or the Secretary, or by resolution of the Board of Directors.
     SECTION 3. VOTING — Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.
     A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.
     SECTION 4. QUORUM — Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.
     SECTION 5. NOTICE OF MEETINGS — Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.
     SECTION 6. ACTION WITHOUT MEETING — Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III
DIRECTORS
     SECTION 1. NUMBER AND TERM — The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than two persons. The exact number of directors shall initially be two and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a stockholder.
     SECTION 2. RESIGNATIONS — Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.
     SECTION 3. VACANCIES — If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.
     SECTION 4. REMOVAL — Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.
     SECTION 5. COMMITTEES — The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.
     Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.
     SECTION 6. MEETINGS — The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the Directors.

     Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.
     Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, or by the Secretary on the written request of any director, on at least one day’s notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting.
     Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     SECTION 7. QUORUM — A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.
     SECTION 8. COMPENSATION — Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.
     SECTION 9. ACTION WITHOUT MEETING — Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.
ARTICLE IV
OFFICERS
     SECTION 1. OFFICERS — The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Assistant Secretaries and Assistant Treasurers as they may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
     SECTION 2. CHAIRMAN OF THE BOARD — The Chairman of the Board shall be the Chief Executive Officer of the Corporation. He or she shall preside at all meetings of the Board of Directors and shall have and perform such other duties as may be assigned to him or her by the Board of Directors. The Chairman of the Board shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal of the Corporation to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.
     SECTION 3. PRESIDENT — The President shall be the Chief Operating Officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. The President shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.
     SECTION 4. VICE PRESIDENTS — Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.
     SECTION 5. TREASURER — The Treasurer shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of the Corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, or the President, taking proper vouchers for such disbursements. He or she shall render to the Chairman of the Board, the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.
     SECTION 6. SECRETARY — The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these By-Laws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President. He or she shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President, and attest to the same.
     SECTION 7. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES — Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.
ARTICLE V
INDEMNIFICATION
     SECTION 1. INDEMNIFICATION RESPECTING THIRD PARTY CLAIMS.
     (A) Indemnification of Directors and Officers. The Corporation, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware as in effect from time to time shall indemnify in accordance with the following provisions of this Article any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or, if at a time when he or she was a director or officer of the Corporation, is or was serving at the request of, or to represent the interests of, the Corporation as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association (an “Affiliated Entity”), against expenses (including attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that (i) the Corporation shall not be obligated to indemnify a director or officer of the Corporation or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action, suit, proceeding or investigation to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof or the Chairman, a Vice Chairman or the President of the Corporation and (ii) the Corporation shall not be obligated to indemnify against any amount paid in settlement unless the Corporation has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs or expenses incurred in connection with any action, suit or proceeding commenced by such person against the Corporation or any Affiliated Entity or any person who is or was a director, officer, partner, member, fiduciary, employee or agent of the Corporation or a Subsidiary Officer of any Affiliated Entity in their capacity as such, but such indemnification may be provided by the Corporation in a specific case as permitted by Section 6 of this Article.
     (B) Indemnification of Employees and Agents. The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify any director or officer under paragraph (a) above in this Section 1.
     SECTION 2. INDEMNIFICATION RESPECTING DERIVATIVE CLAIMS.
     (A) Indemnification of Directors and Officers. The Corporation, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware as in effect from time to time shall indemnify, in accordance with the following provisions of this Article, any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, if at a time when he or she was a director or officer to the Corporation, is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper; provided, however, that the Corporation shall not be obligated to indemnify a director or officer of the Corporation or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action or suit to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof, or the Chairman, a Vice Chairman or the President of the Corporation. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs and expenses incurred in connection with any action or suit in the right of the Corporation commenced by such Person, but such indemnification may be provided by the Corporation in any specific case as permitted by Section 6 of this Article.
     (B) Indemnification of Employees and Agents. The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify any director or officer under paragraph (a) above in this Section 2.

     SECTION 3. DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION — Any indemnification to be provided under Section 1 or 2 of this Article (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because such person has met the applicable standard of conduct set forth in such paragraph. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding in respect of which indemnification is sought or by majority vote of the members of a committee of the Board of Directors composed of at least three members each of whom is not a party to such action, suit or proceeding, or (ii) if such a quorum is not obtainable and/or such a committee is not established or obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders entitled to vote thereon. In the event a request for indemnification is made by any person referred to in paragraph (a) of Section 1 or 2 of this Article, the Corporation shall use its best efforts to cause such determination to be made not later than 90 days after such request is made.
     SECTION 4. RIGHT TO INDEMNIFICATION IN CERTAIN CIRCUMSTANCES.
     (A) Indemnification Upon Successful Defense. Notwithstanding the other provisions of this Article, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in any of paragraphs (a) or (b) of Section 1 or 2 of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection therewith.
     (B) Indemnification for Service As a Witness. To the extent any person who is or was a director or officer of the Corporation has served or prepared to serve as a witness in any action, suit or proceeding (whether civil, criminal, administrative, regulatory or investigative in nature), including any investigation by any legislative body or any regulatory or self-regulatory body by which the Corporation’s business is regulated, by reason of his or her services as a director or officer of the Corporation or his or her service as a Subsidiary Officer of an Affiliated Entity at a time when he or she was a director or officer of the Corporation (assuming such person is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of such Affiliated Entity) but excluding service as a witness in an action or suit commenced by such person, the Corporation shall indemnify such person against out-of-pocket costs and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith and shall use its best efforts to provide such indemnity within 45 days after receipt by the Corporation from such person of a statement requesting such indemnification, averring such service and reasonably evidencing such expenses and costs; it being understood, however, that the Corporation shall have no obligation under this Article to compensate such person for such person’s time or efforts so expended. The Corporation may indemnify any employee or agent of the Corporation to the same or a lesser extent as it may indemnify any director or officer of the Corporation pursuant to the foregoing sentence of this paragraph.

     SECTION 5. ADVANCES OF EXPENSES.
     (A) Advances to Directors and Officers. Expenses and costs, incurred by any person referred to in paragraph (a) of Section 1 or 2 of this Article in defending a civil, criminal, administrative, regulatory or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified in respect of such costs and expenses by the Corporation as authorized by this Article.
     (B) Advances to Employees and Agents. Expenses and costs incurred by any person referred to in paragraph (b) of Section 1 or 2 of this Article in defending a civil, criminal, administrative, regulatory or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, a committee thereof or an officer of the Corporation authorized to so act by the Board of Directors upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in respect of such costs and expenses as authorized by this Article.
     SECTION 6. INDEMNIFICATION NOT EXCLUSIVE — The provision of indemnification to or the advancement of expenses and costs to any person under this Article, or the entitlement of any person to indemnification or advancement of expenses and costs under this Article, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any person seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.
     SECTION 7. CORPORATE OBLIGATIONS; RELIANCE — The provisions of this Article shall be deemed to create a binding obligation on the part of the Corporation to the persons who from time to time are elected officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or Subsidiary Officers of any Affiliated Entity shall be entitled to rely on such provisions of this Article, without giving notice thereof to the Corporation.
     SECTION 8. ACCRUAL OF CLAIMS; SUCCESSORS — The indemnification provided or permitted under the foregoing provisions of this Article shall or may, as the case may be, apply in respect of any expense, cost, judgment, fine, penalty or amount paid in settlement, whether or not the claim or cause of action in respect thereof accrued or arose before or after the effective date of such provisions of this Article. The right of any person who is or was a director, officer, employee or agent of the Corporation to indemnification or advancement of expenses as provided under the foregoing provisions of this Article shall continue after he or she shall have ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, distributees, executors, administrators and other legal representatives of such person.

     SECTION 9. INSURANCE — The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of any Affiliated Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or applicable law.
     SECTION 10. DEFINITIONS OF CERTAIN TERMS — For purposes of this Article, (i) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed into the Corporation in a consolidation or merger if such corporation would have been permitted (if its corporate existence had continued) under applicable law to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request, or to represent the interests of, such constituent corporation as a director, officer, employee or agent of any Affiliated Entity shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (iii) references to “serving at the request of the Corporation” shall include any service as a director, officer, partner, member, trustee, fiduciary, employee or agent of the Corporation or any Affiliated Entity which service imposes duties on, or involves services by, such director, officer, partner, member, trustee, fiduciary, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries and (iv) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Article.
ARTICLE VI
MISCELLANEOUS
     SECTION 1. CERTIFICATES OF STOCK — A certificate of stock shall be issued to each stockholder certifying the number of shares owned by such stockholder in the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine.
     SECTION 2. LOST CERTIFICATES — A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

     SECTION 3. TRANSFER OF SHARES — The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.
     SECTION 4. STOCKHOLDERS RECORD DATE — In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     SECTION 5. DIVIDENDS — Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

     SECTION 6. SEAL — The corporate seal of the Corporation shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.
     SECTION 7. FISCAL YEAR — The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.
     SECTION 8. CHECKS — All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.
     SECTION 9. NOTICE AND WAIVER OF NOTICE — Whenever any notice is required to be given under these By-Laws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.
ARTICLE VII
AMENDMENTS
     These By-Laws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.